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EXHIBIT 99.1


For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

                        CLAIMSNET ANNOUNCES NEW FINANCING

Dallas, Texas - October 6, 2004 - Claimsnet.com (OTCBB: CLAI.OB), a leading provider of internet-based ASP electronic claim processing solutions for the healthcare payer industry, announced today it had received loans totaling $250,000 from 4 investors in the form of convertible promissory notes. Terms of the notes are 3 years with an interest rate of 7% and an option for conversion to Claimsnet common stock at 40 cents a share. The proceeds from the notes will be used to finance the Company's working capital requirements.

About Claimsnet.com - Claimsnet is a leading provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company's web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company's competitors, dependence on business partners and distribution channels, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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